Exhibit 5.1

Opinion of Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202-1355
Exhibit 5.1

September 9, 2008

Anaren, Inc.
6635 Kirkville Road
East Syracuse, New York 13057

Ladies and Gentlemen:

We have acted as counsel to Anaren, Inc., a New York corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on this date with the United States Securities and Exchange Commission with respect to the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan (the “Plan”).

In rendering this opinion, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of such corporate records of the Company, communications or certifications of public officials, communications with or certificates of officers, directors and representatives of the Company, and such other documents as we have deemed necessary to the issuance of the opinion set forth herein. In making this examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, it is our opinion that the shares of the Company’s Common Stock, par value $.01 per share, registered pursuant to the Registration Statement and offered by the Company pursuant to the Plan will be, assuming that such shares are validly authorized at the time of issuance and assuming that no change occurs in the applicable law or pertinent facts, when issued in accordance with the Plan, legally issued, fully paid and non-assessable.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bond, Schoeneck & King, PLLC